UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 14, 2009
Date of Report (Date of earliest event reported)

MEZABAY INTERNATIONAL, INC.
(formerly, Cardtrend International, Inc.)
(Exact name of registrant as specified in its charter)

000-30013
(Commission File Number)

Nevada
(State or other jurisdiction  of incorporation)

800 5th Avenue, Suite 4100
 Seattle, Washington 98104
(Address of principal executive offices, including zip code)

(206) 447-1379
(Registrant’s telephone number, including area code)

Cardtrend International, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01      Entry Into A Material Definitive Agreement.

On September 11, 2009, the Company, and two individuals, Tey Yong Qing (“Tey”) and Chai Kok Wai (“Chai”), entered into a Share Exchange Agreement (the "Agreement") to exchange 100% of their capital stock in a Malaysia incorporated company by the name of Gaeawave Sdn. Bhd. (“Gaeawave”) for the issuance by the Company of 10,000,000 shares of the Company’s Series D Preferred Stock (the "Series D Preferred Stock") to Tey, Chai and various other interested parties upon closing of the Share Exchange Agreement.

The terms of all the shares of the Series D Preferred Stock (“Preferred Shares”) are:

(i) the Preferred Shares shall have no preference ranking ahead of shares of Company Common Stock at dissolution or any distribution of assets;

(ii) the Preferred Shares shall have no voting rights at all general or special meetings of the Company or via shareholder resolutions;

(iii) each of the Preferred Shares shall be entitled to any interest or stock dividend or cash dividend, including any shares for any spin-off (“Dividend”) that may be distributed by the Company, at the rate of One Hundred  (100) times the Dividend declared for each share of Company Common Stock;

(iv) subject to the terms stipulated in (v), (vi), (vii) and (viii) below, the holders of the Preferred Shares (“Holders”) shall have the right to convert the Preferred Shares into shares of Company Common Stock at the rate of one (1) Preferred Share converting into One Hundred  (1000) shares of Company Common Stock;

(v) within seven (7) days from the issuance date of the 10,000,000 Preferred Shares, each of the Holders will be entitled to, and shall, surrender to the Company Fifty percent (50%) of the Preferred Shares issued to him/her pursuant to the Agreement, aggregating to Five Million (5,000,000) Preferred Shares from all the Holders, for conversion into shares of Company Common Stock, at the rate of One Hundred (100) shares of Company Common Stock to be issued for each Preferred Share surrendered;

(vi) within five (5) business days from the date the Company has effectively amended its Article of Incorporation for the increase in its authorized number of shares of the Company Common Stock to minimum of three billion (3,000,000,000) shares, each of the Holders will be entitled to, and shall, surrender to the Company Fifty percent (50%) of the Preferred Shares issued to him/her pursuant to this Agreement, aggregating to Five Million (5,000,000) shares of the Preferred Shares from all the Holders, for conversion into shares of Company Common Stock, at the rate of One Hundred (100) shares of Company Common Stock to be issued for each  Preferred Share;

(vii) within ten (10) business days from the respective dates of surrender of the Holder’s Preferred Shares, the Company will issue a new certificate or certificates for the requisite number of shares of Company Common Stock to the said Holder; and

(viii) the shares of Company Common Stock so issued to the Holder pursuant to the conversion of the Preferred Shares surrendered by him/her will be issued under Regulation S and will bear the restriction legend in accordance to Regulation S.

If the Share Exchange is consummated, Gaeawave will become a wholly-owned subsidiary of the Company. Gaeawave will continue to conduct the e-commerce and m-commerce businesses in the Asian Region from its principal office in Kuala Lumpur, Malaysia. Included in the other terms of the Agreement is the nomination by Tey and Chai of four (4) individuals to join the existing four (4) directors of the Company as members of the board of directors upon the closing of the Agreement which is contemplated on or before September 30, 2009.

Item 5.03     Amendments to Articles of Incorporation

Pursuant to the Special Meeting of the Corporation held at 11:00 AM (local time) on June 12, 2009, in Kuala Lumpur, Malaysia, during which, the majority of the shareholders had given their approval to amend the Corporation’s Amended and Restated Articles of Incorporation to change its name and to increase its authorized number of shares of common stock of the Corporation, and subsequent to the filing of the Certificate of Amendment to the Secretary of the State of Nevada on June 18, 2009, the name of the Corporation has been effectively changed from such date from Cardtrend International Inc. to Mezabay International Inc. and the total number of authorized shares of common stock of the Corporation of par value US$0.001each has been effectively increased from such date from 500,000,000 to 1,500,000,000.

As a result of the name change, the Corporation’s stock symbol has been changed from ‘CDTR’ to ‘MZBY’ effective September 10, 2009. The Corporation’s stock will continue to trade on the Over-The-Counter Bulletin Board.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTREND INTERNATIONAL, INC.
(Registrant)

Date:	September 14, 2009	By:	KING K. NG
King K. Ng, Chief Executive Officer and Director